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                        ASSET SALE AND PURCHASE AGREEMENT

                                  By and Among

                          SOUTHWESTERN ENERGY COMPANY,


                          ARKANSAS WESTERN GAS COMPANY

                                       and

                            ATMOS ENERGY CORPORATION

                          Dated as of October 15, 1999

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


                                TABLE OF CONTENTS

                                                                            Page
I.    DEFINITIONS.............................................................1

II.   SALE AND PURCHASE.......................................................5

   2.1.  Sale and Purchase of Assets..........................................5

   2.2.  Excluded Assets......................................................6

   2.3.  Purchase Price; Adjustment...........................................7

   2.4.  Assumption of Liabilities............................................9

   2.5.  Closing.............................................................10

   2.6.  Nonassignable Contracts.............................................11

III.  REPRESENTATIONS AND WARRANTIES OF SELLERS..............................11

   3.1.  Corporate Existence.................................................11

   3.2.  Authorization and Validity of Agreement.............................12

   3.3.  No Contravention....................................................12

   3.4.  Title to Assets; Adequacy; Condition................................12

   3.5.  Material Contracts..................................................12

   3.6.  Real Property.......................................................13

   3.7.  Permits.............................................................13

   3.8.  Litigation..........................................................13

   3.9.  Compliance with Laws................................................13

   3.10.    Governmental Consents............................................13

   3.11.    Tax Matters......................................................13

   3.12.    Financial Statements.............................................14

   3.13.    Employee Matters.................................................14

   3.14.    Brokerage........................................................15

   3.15.    Environmental Matters............................................15

   3.16.    No Undisclosed Liabilities; No Material Adverse Effect...........16

   3.17.    Customers; Suppliers.............................................16

   3.18.    Books and Records................................................16

   3.19.    Insurance........................................................16

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   3.20.    Accounts Receivable..............................................16

   3.21.    Y2K Compliance...................................................16

   3.22.    No Other Representations.........................................16

IV.   REPRESENTATIONS AND WARRANTIES OF BUYER................................17

   4.1.  Organization........................................................17

   4.2.  Authorization and Validity of Agreement.............................17

   4.3.  No Contravention....................................................17

   4.4.  Consents............................................................17

   4.5.  Brokerage...........................................................17

   4.6.  Litigation..........................................................17

   4.7.  Financing...........................................................17

V.    OBLIGATIONS OF SELLERS.................................................17

   5.1.  Consents............................................................18

   5.2.  Conduct of Business.................................................18

   5.3.  Access Before Closing...............................................18

   5.4.  Clearance Certificate...............................................18

VI.   OBLIGATIONS OF BUYER...................................................18

   6.1.  Consents............................................................18

VII.     EMPLOYEE MATTERS....................................................19

   7.1.  Employment of Employees.............................................19

   7.2.  Severance Benefits..................................................19

   7.3.  Transfer of Pension Assets and Liabilities..........................19

   7.4.  Savings Plan........................................................20

   7.5.  Indemnification for Plan Liabilities................................20

   7.6.  Service Credit......................................................21

   7.7.  Medical and Dental Plans............................................21

   7.8.  Vacation and Sick Day Benefits Accrued Through Closing Date.........22

   7.9.  Welfare Benefits....................................................22

   7.10.    Long Term Disability.............................................22

   7.11.    Flexible Spending Accounts.......................................22

   7.12.    WARN Act Liability...............................................22

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   7.13.    Health Care Continuation Coverage................................22

   7.14.    Employment Taxes.................................................22

VIII.    ADDITIONAL RIGHTS AND OBLIGATIONS...................................23

   8.1.  Access After Closing................................................23

   8.2.  Further Assurances..................................................23

   8.3.  Confidentiality.....................................................23

   8.4.  Schedules...........................................................23

   8.5.  Tax Matters.........................................................23

   8.6.  Use of Name and Logos...............................................24

   8.7.  Environmental Matters...............................................24

   8.8.  Abstracts...........................................................24

   8.9.  Y2K.................................................................25

IX.   CONDITIONS TO BUYER'S OBLIGATIONS......................................25

   9.1.  Representations, Warranties and Covenants of Sellers................25

   9.2.  No Prohibition......................................................25

   9.3.  Further Action......................................................25

   9.4.  No Material Adverse Effect..........................................25

   9.5.  Abstracts...........................................................25

   9.6.  Omnibus Gas Transportation and Supply Agreement.....................26

   9.7.  Other Documents.....................................................26

X.    CONDITIONS TO SELLERS' OBLIGATIONS.....................................26

   10.1.    Representations, Warranties and Covenants of Buyer...............26

   10.2.    No Prohibition...................................................26

   10.3.    Further Action...................................................26

   10.4.    Omnibus Gas Transportation and Supply Agreement..................26

   10.5.    Other Documents..................................................26

XI.   TERMINATION PRIOR TO CLOSING...........................................26

   11.1.    Termination......................................................26

   11.2.    Effect of Termination............................................27

XII.     INDEMNIFICATION AND SURVIVAL........................................27

   12.1.    Indemnification by Sellers.......................................27

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   12.2.    Indemnification by Buyer.........................................27

   12.3.    Limitations on Liability.........................................27

   12.4.    Indemnification Procedure........................................28

   12.5.    Exclusive Remedies...............................................29

XIII.    MISCELLANEOUS.......................................................29

   13.1.    Entire Agreement.................................................29

   13.2.    Waiver of Bulk Transfer Requirements.............................29

   13.3.    Successors and Assigns...........................................29

   13.4.    Counterparts.....................................................29

   13.5.    Headings.........................................................29

   13.6.    Modification and Waiver..........................................29

   13.7.    No Third-Party Beneficiary Rights................................30

   13.8.    Sales and Transfer Taxes.........................................30

   13.9.    Expenses.........................................................30

   13.10.   Waiver of Conditions.............................................30

   13.11.   Notices..........................................................30

   13.12.   Knowledge of Sellers.............................................31

   13.13.   Governing Law....................................................31

   13.14.   Waiver of Jury Trial.............................................31

   13.15.   Announcements....................................................31

   13.16.   Severability.....................................................32












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

SCHEDULES

2.1.1           -   Owned Property
2.1.2           -   Leased Property
2.1.4           -   List of Machinery, Equipment, etc.
2.1.6           -   Contracts
2.1.13          -   Intellectual Property
2.2(c)          -   Names and Logos
2.2(k)          -   Other Excluded Assets
2.3.3           -   Financial Principles
2.4             -   Certain Excluded Liabilities
2.5.2(c)        -   Gas Transportation and Supply Matters
3.3             -   Sellers' Third Party Consents
3.4             -   Encumbrances on Transferred Assets
3.5             -   Material Contracts
3.6             -   Real Property
3.7             -   Permits
3.8             -   Litigation
3.9             -   Compliance with Laws
3.10            -   Seller Governmental Consents
3.12            -   Financial Statements
3.13.1          -   Employee Benefit Plans
3.13.2          -   Pension Plans
3.13.4          -   Labor Matters
3.15            -   Environmental Matters
3.16            -   Certain Liabilities
3.19            -   Insurance Policies
3.20            -   Accounts Receivable
4.4             -   Buyer's Consents
7.1             -   Transferred Employees
7.2             -   Severance Benefits
7.3.2           -   Accumulated Benefit Obligation and Calculation Assumption
7.11            -   Flexible Spending Accounts
9.3             -   Required Non-Governmental Third Party Consents


                        ASSET SALE AND PURCHASE AGREEMENT

         ASSET SALE AND PURCHASE AGREEMENT (the "Agreement") dated as of October 15, 1999, by and among SOUTHWESTERN ENERGY COMPANY, a corporation organized under the laws of the state of Arkansas ("Parent"), ARKANSAS WESTERN GAS COMPANY, a corporation organized under the laws of the state of Arkansas ("AWG" and, together with Parent, the "Sellers"), and ATMOS ENERGY CORPORATION, a corporation organized under the laws of Texas and Virginia ("Buyer").

                                   BACKGROUND

         Sellers desire to sell and assign to Buyer, and Buyer desires to purchase and assume from Sellers, the Transferred Assets (as defined hereinafter) and the Assumed Liabilities (as defined hereinafter), all on the terms and subject to the conditions of this Agreement.

                                      TERMS

         NOW, THEREFORE, intending to be legally bound hereby, the parties agree as follows:

                                 I. DEFINITIONS.

         For purposes of this Agreement, the following terms shall have the following meanings:

         "Affiliate" means, when used with respect to a specified Person, another Person that, either directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.

         "Abstracts" has the meaning specified in Section 8.8.

         "Agreement" has the meaning specified in the first paragraph.

         "Assumed Contracts" has the meaning specified in Section 2.1.6.

         "Assumed Liabilities" has the meaning specified in Section 2.4.

         "Assumption Agreement" has the meaning specified in Section 2.5.3.

         "AWG" has the meaning specified in the first paragraph.

         "Business" means the gas distribution and transmission business and the unregulated operations conducted by AWG's Associated Natural Gas Company Division in the State of Missouri immediately prior to the date hereof; provided that the Business shall not be deemed to include any operations of the Sellers conducted in the State of Arkansas.

         "Buyer" has the meaning specified in the first paragraph.

         "Buyer Medical Plan" has the meaning specified in Section 7.7.1.

         "Buyer's Pension Plan" has the meaning specified in Section 7.3.1.

         "Buyer's Post-Retirement Trusts" has the meaning specified in Section 7.7.3.

                                      -1-
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         "Buyer's Savings Plan" has the meaning specified in Section 7.4.

         "Closing" and "Closing Date" have the meanings specified in Section 2.5.1.

         "Closing Purchase Price" has the meaning specified in Section 2.3.1.

         "Closing Statement" has the meaning specified in Section 2.3.3.

         "Code" has the meaning specified in Section 7.3.1.

         "Current  Assets" means the current  assets of the Sellers  reported as
(i) accounts  receivable,  (ii) inventory,  (iii) stores expense  undistributed,
(iv) deferred gas purchases and (v) (to the extent not exceeding $100,000) other current assets that are included in the Transferred Assets, all as determined in accordance with the Financial Principles applied consistently with the Financial Statements.

         "Current Liabilities" means the current liabilities of the Sellers reported as (i) accounts payable, (ii) other taxes payable, (iii) deferred gas purchases, (iv) customer deposits, (v) accrued vacation payable and (vi) (to the extent not exceeding $50,000) other current liabilities that are Assumed Liabilities, all as determined in accordance with the Financial Principles applied consistently with the Financial Statements.

         "Current Period" has the meaning specified in Section 2.3.4.

         "Eligible  Transferred  Employee" has the meaning  specified in Section
7.4.

         "Encumbrances" has the meaning specified in Section 2.1.

         "Environmental Laws" means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, common law, and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, writ, consent decree or judgment, relating: to
(a) emissions, discharges, releases or threatened releases of Hazardous Materials into the natural environment, including into ambient air, soil, sediments, land surface or subsurface, buildings or facilities, surface water, groundwater, publicly-owned treatment works, septic systems or land; (b) the generation, treatment, storage disposal, use, handling, manufacturing, transportation or shipment of Hazardous Materials; (c) occupational health and safety; or (d) otherwise relating to the pollution or protection of the environment, health, safety or natural resources; provided that "Environmental Laws" shall not mean or refer to any of the foregoing except to the extent in existence and in full force and effect on and as of the Closing Date and, accordingly, shall not include any of the foregoing as it may be enacted, promulgated, amended, changed or altered (by statute, judicial interpretation, official interpretation or otherwise) at any time with effect after the Closing Date.

         "Environmental Permit" means any permit, approval, identification number, license or other authorization required under or issued pursuant to any Environmental Law.

         "ERISA" has the meaning specified in Section 3.13.2.

         "Excluded Assets" has the meaning specified in Section 2.2.

         "Excluded Liabilities" has the meaning specified in Section 2.4.

         "Financial Principles" has the meaning specified in Section 2.3.3.

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         "Financial Statements" has the meaning specified in Section 3.12.

         "FSA's" has the meaning specified in Section 7.11.

         "Hazardous Material" means (a) any petroleum, petroleum hydrocarbons, gas, gas liquids, or any other petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials in any form or condition or polychlorinated biphenyls in any form or condition or (b) any solid, chemical, material or substance regulated as toxic or hazardous or as a pollutant, contaminant or waste under any Environmental Law.

         "Knowledge of Sellers" has the meaning specified in Section 13.12.

         "Leased Property" has the meaning specified in Section 2.1.2.

         "Leave" has the meaning specified in Section 7.1.

         "Losses" has the meaning specified in Section 12.1.

         "Material Adverse Effect" means any change in, or effect on, the Business or the Transferred Assets that is or is reasonably likely to be materially adverse to the Transferred Assets taken as a whole or the assets, liabilities, operations, results of operations or financial condition of the Business taken as a whole, except for any such changes or effects resulting from
(i) changes in general economic, regulatory or political conditions or changes that affect the industry in general and (ii) this Agreement or the transactions contemplated hereby .

         "Material Contracts" has the meaning specified in Section 3.5.

         "Matters of Environmental Concern" has the meaning specified in Section 8.7(a).

         "Measurement Period" has the meaning specified in Section 2.3.3.

         "Names and Logos" has the meaning specified in Section 2.2(c).

         "Net Working Capital" has the meaning specified in Section 2.3.3.

         "Non-Assigned Contracts" has the meaning specified in Section 2.6.

         "Omnibus Gas Transportation and Supply Agreement" has the meaning specified in Section 2.5.2.

         "Owned Property" has the meaning specified in Section 2.1.1.

         "Parent" has the meaning specified in the first paragraph.

         "Pension Plans" has the meaning specified in Section 3.13.2.

         "Permits" has the meaning specified in Section 3.7.

         "Permitted Encumbrances" has the meaning specified in Section 3.4.

         "Person"  means  any  individual,   partnership,   firm,   corporation,
association, trust, limited liability company, unincorporated organization, governmental authority or other entity.

         "Plans" has the meaning specified in Section 3.13.1.

         "Post-Retirement Benefits" has the meaning specified in Section 7.7.3.

         "Pre-Closing Returns" has the meaning specified in Section 8.5.

         "Purchase Price" has the meaning specified in Section 2.3.1.

         "Returns" has the meaning specified in Section 3.11.

         "Seller Medical Plans" has the meaning specified in Section 7.7.1.

         "Seller Pension Plan" has the meaning specified in Section 7.3.1.

         "Seller Pension Plan Trust" has the meaning specified in Section 7.3.1.

         "Seller Savings Plan" has the meaning specified in Section 7.4.

         "Sellers" has the meaning specified in the first paragraph.

         "Seller's Post-Retirement Trusts" has the meaning specified in Section 7.7.3.

         "SFAS 106 Obligations" has the meaning specified in Section 3.13.5.

         "System Property" has the meaning specified in Section 2.1.3.

         "Taxes" means all federal, state, local and other taxes and similar levies, fees, charges and assessments imposed by a governmental authority, including without limitation, income, gross receipts, sales, use, transfer, business and occupation, franchise, profits, license, lease, service, service use, duties, excise, severance, stamp, occupation, ad valorem, real and personal property, withholding, payroll, and value added taxes.

         "Threshold" has the meaning specified in Section 8.7.

         "Transfer Taxes" has the meaning specified in Section 13.8.

         "Transferred Assets" has the meaning specified in Section 2.1.

         "Transferred Employee" and "Transferred Employees" have the meanings specified in Section 7.1.

         "Transferred  Pension Plan  Participants"  has the meaning specified in
Section 7.3.1.

         "Transition Services Agreement" has the meaning specified in Section 2.5.2.

         "WARN Act" has the meaning specified in Section 7.12.

         "Welfare Plans" has the meaning specified in Section 3.13.3.

                             II. SALE AND PURCHASE.

         2.1. Sale and Purchase of Assets. Subject to the terms and conditions of this Agreement, at the Closing, each Seller shall sell, transfer and assign to Buyer, free and clear of any lien, pledge, option, security interest, claim, charge or other encumbrance ("Encumbrances"), except Permitted Encumbrances, and Buyer shall purchase and assume from each Seller, the Transferred Assets. For purposes of this Agreement, "Transferred Assets" shall mean the following assets:

                  2.1.1. The real property owned in fee by Sellers and listed on
         Schedule 2.1.1 (the "Owned Property"), together with all improvements, fixtures, rights, and other appurtenances thereto of Sellers;

                  2.1.2.  The leasehold  interests of Sellers in all  possessory
         leases  of  real  property   listed  on  Schedule  2.1.2  (the  "Leased
         Property");

                  2.1.3. All rights of way, easements, appurtenances and similar realty interests of Sellers relating to the Owned Property or the Leased Property or necessary for or relating primarily to the Business (the "System Property");

                  2.1.4. Machinery,  equipment,  tools and fixed assets owned by
         Sellers listed on Schedule 2.1.4, subject to such additions, substitutions or deletions thereto as shall have occurred in the ordinary course of the conduct of the Business prior to the Closing Date that is consistent with past practice;

                  2.1.5. All vehicles and other tangible assets of Sellers which are used primarily in or related primarily to the Business;

                  2.1.6.  All rights of Sellers  under the  contracts  listed on
         Schedule 2.1.6, subject to such additions, substitution or deletions thereto as shall have occurred in the ordinary course of Sellers' conduct of the Business prior to the Closing Date that is consistent with past practice (the "Assumed Contracts");

                  2.1.7. To the extent assignable to Buyer, all of the governmental permits, franchises, licenses, consents or other authorizations issued or given to Sellers which relate primarily to the Business or any of the Transferred Assets and which are required in connection with the conduct, use, operation or ownership thereof;

                  2.1.8. Copies of all customer, supplier and personnel records and other records as are in either Seller's possession or control which are used primarily in or related primarily to the Business;

                  2.1.9. Accounts and notes receivable of Sellers which arose from the operations of the Business (other than accounts and notes receivable relating to inter-company accounts between the Sellers, which accounts and notes receivable shall not be included on the Closing Statement);

                  2.1.10. All inventories of gas, materials and spare parts of Sellers used primarily in or relating primarily to the Business;

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                  2.1.11.  All prepaid expenses of Sellers relating primarily to the Business, except for prepaid expenses attributable to any Excluded Asset or Excluded Liability;

                  2.1.12. To the extent the rights and benefits thereunder are assignable to Buyer, all rights and benefits under any manufacturer's, subcontractor's, supplier's, repairman's or other third-party warranties, guarantees, and service and replacement programs, and all rights of indemnification, insurance proceeds, claims against insurers and similar rights of Sellers relating to the Transferred Assets or the Business, except to the extent any such rights or benefits relate to Excluded Assets or losses or conditions which Sellers have fully remedied prior to the Closing;

                  2.1.13. All patents, patent rights, trademarks, trade names and logos used in the Business listed on Schedule 2.1.13, other than the name "Associated Natural Gas" or "ANG" or variants thereof and the associated logos; and

                  2.1.14. All of either Seller's other assets, properties, franchises, interests, and rights and privileges of every kind and description, real, personal or mixed, tangible or intangible, necessary for, or primarily used by the Sellers in, the operation of the Business.

         2.2.     Excluded   Assets.    Anything   herein   to    the   contrary
notwithstanding, the Transferred Assets shall not include the following (the "Excluded Assets"):

                           (a)      all   cash   on   hand,   cash  equivalents,
                  investments, and bank accounts of Sellers as of the Closing Date;

                           (b) all negotiable instruments (other than notes receivable of the type included in the Transferred Assets pursuant to Section 2.1.9) and chattel paper of Sellers as of the Closing Date;

                           (c) all rights to the name "Associated Natural Gas" (or any derivative thereof) or the logos identified on Schedule 2.2(c) (the "Names and Logos"), subject to the provisions of Section 8.6;

                           (d) refunds or claims for refunds due from federal, state, local and foreign taxing authorities with respect to taxes paid or to be paid by Sellers;

                           (e) all insurance policies of Sellers, except to the extent provided in Section 2.1.12, and any related unearned premiums;

                           (f)      Sellers' rights under this Agreement;

                           (g) each Seller's corporate charter, minute and stock record books and corporate seal;

                           (h) each Seller's ledgers, journals and tax returns;

                           (i)      any   assets   relating   to   any  benefits
                  provided or plans maintained by Sellers for any employees, subject to the provisions of Article VII;

                           (j)      any  assets  of  Sellers  primarily  used in
                  Sellers'   gas   distribution   and   transmission    business
                  conducted in the State of Arkansas; and

                           (k)      the assets identified on Schedule 2.2(k).

         2.3.     Purchase Price; Adjustment.

                  2.3.1. Determination and Payment. In addition to the assumption of the Assumed Liabilities contemplated by Section 2.4, the consideration to be paid by Buyer for the Transferred Assets will be $32,000,000 (the "Closing Purchase Price"), payable at Closing by wire transfer of immediately available funds to an account designated by Sellers. The Closing Purchase Price shall be subject to adjustment after Closing pursuant to Section 2.3.3 (as so adjusted, the "Purchase Price").

                  2.3.2. Allocation. Within ninety (90) days after the Closing Date, the Purchase Price and the value of the Assumed Liabilities will be allocated among the Transferred Assets by Buyer and Sellers in a mutually acceptable manner which is consistent with Section 1060 of the Code and the regulations thereunder. The parties agree that they will report the federal, state and local and other tax consequences of the purchase and sale hereunder (including, without limitation, in filings on Internal Revenue Service Form 8594) in a manner consistent with such allocation and that they will not take any position inconsistent therewith in connection with any tax return, refund claim, litigation or otherwise. The provisions of this Section 2.3.2 shall apply to any subsequent adjustments to the Purchase Price, including, without limitation, adjustment pursuant to Sections 2.3.3 and 13.8 of this Agreement.

                  2.3.3. Post-Closing Adjustments. Within 90 days after the Closing Date, Sellers shall deliver to Buyer a statement (the "Closing Statement") of (i) the net amount of the Current Assets minus the Current Liabilities ("Net Working Capital") as at the Closing Date and
         (ii) capital expenditures with respect to the Business and depreciation with respect to the Business during the period from the date hereof to and including the Closing Date ("Measurement Period"), in each case in accordance with the accounting principles and assumptions set forth in, and in the form provided in, the document entitled Financial Principles which is included as Schedule 2.3.3 hereto (the "Financial Principles").

                  If Net Working Capital is more than $1,600,000, the Closing Purchase Price shall be increased by the amount by which Net Working Capital exceeds $1,600,000. If Net Working Capital is less than $1,600,000, the Closing Purchase Price shall be decreased by the amount by which Net Working Capital is less than $1,600,000. If capital expenditures with respect to the Business during the Measurement Period exceed depreciation with respect to the Business during the Measurement Period, the Closing Purchase Price shall be increased by the amount by which such capital expenditures exceed such depreciation, but this amount shall not exceed $1,000,000. If depreciation with respect to the Business during the Measurement Period exceeds capital expenditures with respect to the Business during the Measurement Period, the Closing Purchase Price shall be decreased by the amount by which such depreciation exceeds such capital expenditures. If the Purchase Price, as adjusted as provided above, exceeds the Closing Purchase Price, Buyer shall pay the amount of such excess to Sellers. If the Purchase Price, as adjusted as provided above, is less than the Closing Purchase Price, then Sellers shall pay the amount of such deficit to Buyer. Any such payment shall be made by wire transfer of immediately available funds within 15 days after Buyer's written notification to Sellers of Buyer's acceptance of the Closing Statement or within 15 days after Buyer is deemed to have accepted the Closing Statement as provided in this Section 2.3.3. The amount of any payment required by this Section
         2.3.3 shall bear interest from the Closing Date through the date of actual payment at the rate of 30-day LIBOR plus 50 basis points.

                  After delivery of the Closing Statement, Sellers shall permit Buyer and Buyer's independent accountants access, upon reasonable notice and during reasonable business hours, to review their work papers and all books and records of Sellers relevant to the items covered by the Closing Statement, and Sellers shall permit such accountants to perform such tests as they may reasonably require to confirm the accuracy of such items.

                  In the event Buyer disputes any matter or matters on the Closing Statement, Buyer may within forty-five (45) days after the delivery of the Closing Statement notify Sellers of such dispute in a writing setting forth in reasonable detail the nature of such dispute and the facts upon which it is based, together with the application or treatment proposed by Buyer and the reasons supporting the use of such application or treatment rather than that used by Sellers. If both the Closing Statement as delivered by Sellers to Buyer and the Closing Statement as proposed by Buyer would require a payment by the same party pursuant to the second paragraph of this Section 2.3.3, then such party shall make a payment of the lesser amount reflected on the respective Closing Statements within 15 days of delivery of Buyer's proposed Closing Statement to Sellers, together with interest thereon as provided by such paragraph. If no such notice is given by Buyer within the time specified, the Closing Statement shall be deemed accepted by Buyer.

                  If the parties have not resolved all matters in dispute relating to the Closing Statement within forty-five (45) days after Sellers' receipt of such notice from Buyer, then any party may notify the others in writing that it elects to submit all remaining issues to resolution by a neutral accounting firm of national reputation. Within ten (10) days after receipt of such notice of election by a party, the parties shall agree upon the selection of a neutral accounting firm or, if they are unable to agree, Sellers and Buyer shall each submit the names of two neutral firms and a firm shall be selected at random from among them. A firm shall be considered neutral if it has not within the past three years performed and does not currently perform or contemplate performing any accounting, consulting or other services for any of the parties and their respective Affiliates having an aggregate value in excess of $250,000.

                  As soon as reasonably practicable, the firm selected shall resolve all matters remaining in dispute solely on the basis of the Financial Principles and the provisions of this Section 2.3.3. Such firm shall not be required to follow any particular rules of procedure, it being the intention of the parties to create a feasible, practical and expeditious method for resolving any disagreement hereunder. The decision of such firm hereunder shall be final and binding and shall not be subject to review or challenge of any kind. The appropriate party shall pay to the other any disputed amount that is determined to be due within 15 days after such determination, together with interest thereon as provided in the second paragraph of this Section 2.3.3. The fees and expenses of such firm shall be borne equally by Buyer, on the one hand, and Sellers, on the other.

                  If the parties resolve all matters in dispute relating to the Closing Statement, then the Closing Statement shall be adjusted as required by the agreement resolving the matters in dispute and the Closing Statement as modified shall be deemed accepted by Buyer.

                  2.3.4. Proration of Certain Expenses. To the extent not reflected on the Closing Statement, real property, personal property and other ad valorem Taxes, rents, utility charges and similar expenses of Sellers related to the Transferred Assets shall be allocated between Buyer, on the one hand, and Sellers, on the other, on the basis of a daily proration and the net amount owing from Buyer to Sellers or from Sellers to Buyer on account of such proration shall be paid at such time as the post-closing adjustment is paid pursuant to Section 2.3.3. If an assessment for the period that includes the Closing Date (the "Current Period") has not been made by the time that payment is due under the preceding sentence, a tentative payment shall be made at that time based on the assessment for the immediately preceding tax period, and Buyer or Sellers, as the case may be, shall make an appropriate adjusting payment within 10 days following receipt of the assessment for the Current Period.

         2.4. Assumption of Liabilities. In addition to the payment of the Purchase Price in accordance with Section 2.3.1, Buyer shall assume and pay, perform and discharge in accordance with the terms thereof the following liabilities and obligations (the "Assumed Liabilities"):

                  2.4.1. The obligations of Sellers not required to be performed prior to or as of the Closing Date under the Assumed Contracts;

                  2.4.2. The Current Liabilities included in the determination of Net Working Capital;

                  2.4.3. The obligations of Sellers not required to be performed prior to or as of the Closing Date under the governmental permits, franchises, consents or other authorizations included in the Transferred Assets pursuant to Section 2.1.7;

                  2.4.4. The obligations of Sellers not required to be performed prior to or as of the Closing Date under the agreements and arrangements giving rise to the rights and benefits included in the Transferred Assets pursuant to Section 2.1.12; and

                  2.4.5. The obligations of Sellers to customers providing advances for construction to refund portions of such advances to the extent additional amounts are received by Buyer after the Closing Date from other customers with respect to reimbursement of such advances.

         Notwithstanding the foregoing, the Assumed Liabilities shall not include any of the following (collectively, the "Excluded Liabilities"): (a) any liabilities that AWG's Associated Natural Gas Company Division owes to either of the Sellers or any of its other Affiliates (other than those arising under an Assumed Contract for the payment of natural gas or transportation services to the extent not disallowed by any regulatory agency); (b) any liabilities or obligations that relate primarily to the Excluded Assets; (c) any liabilities or obligations of Sellers with respect to any legal, administrative or other action, proceeding or governmental investigation pending or threatened on or prior to the Closing Date; (d) any Taxes attributable to Tax periods that close on or before the Closing Date, or to the extent a Tax period closes after the Closing Date but includes the period on or before the Closing Date, any Taxes attributable to the portion of such Tax period that is on or before the Closing Date; (e) any liability relating to employee benefits or employment except as provided in Article VII; (f) any liability or obligation identified on Schedule 2.4; and (g) any other contingent liability or obligation, whether known or unknown, of either Seller to the extent arising out of or relating to the operation or conduct of the Business on or prior to the Closing Date or the ownership of the Transferred Assets on or prior to the Closing Date which is not a liability or obligation specifically referred to in Section 2.4.1, 2.4.2, 2.4.3, 2.4.4 or 2.4.5. For the avoidance of doubt, the provisions of this paragraph are not intended to qualify the obligations of Buyer to the extent provided in Section 2.3.4, Article VII, Section 8.7 or Section 13.8. The Sellers shall retain and pay, perform or discharge when due, all of the Excluded Liabilities.

         2.5.     Closing.

                  2.5.1. Time and Place. The closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Parent, 1083 Sain Street, Fayetteville, Arkansas 72703, at 11:00 a.m., Central Time (or at such other place and time as Buyer and Sellers shall agree), on the last day of the month in which all of the conditions specified in Articles IX and X hereof have been satisfied or waived (the "Closing Date").

                  2.5.2.  Sellers'  Deliveries  at  Closing.   At  the  Closing,
         Sellers shall deliver to Buyer:

                           (a) Such bills of sale and instruments of conveyance,
                  transfer and assignment, dated the Closing Date, as Buyer shall reasonably request to vest in Buyer the Transferred Assets;

                           (b) An agreement (the "Transition Services Agreement") requiring Sellers to furnish to Buyer post-Closing information technology, human resources, billing, call center and other transition services to be mutually agreed upon by Sellers and Buyer for a period not to exceed ninety (90) days following the Closing Date for consideration and upon such other terms to be mutually agreed upon by Sellers and Buyer;

                           (c) An agreement (the "Omnibus Gas Transportation and
                  Supply Agreement") relating to certain arrangements regarding gas transportation contracts and related matters, including those matters identified on Schedule 2.5.2(c), on terms to be mutually agreed upon by Sellers and Buyer; and

                           (d) The closing  certificates and documents  required
                  by this Agreement and such other documents and instruments as may be reasonably requested by Buyer.

                  2.5.3. Buyer's Deliveries at Closing. At the Closing, Buyer shall deliver to Sellers:

                           (a) By wire transfer, the Closing Purchase Price in the manner specified in Section 2.3.1 hereof;

                           (b) An instrument of assumption of liabilities, dated the Closing Date, in a form reasonably acceptable to Sellers (the "Assumption Agreement");

                           (c)      An  executed  counterpart  of  each  of  the
                  Transition   Services    Agreement   and   the   Omnibus   Gas
                  Transportation and Supply Agreement; and

                           (d) The closing  certificates and documents  required
                  by this Agreement and such other documents and instruments as may be reasonably requested by Sellers.

         2.6. Nonassignable Contracts. In the case of any contract or other agreement (other than agreements described in Section 2.1.7) that would be included in the Transferred Assets but which by its terms or by virtue of its subject matter is not assignable to Buyer as of the Closing Date (collectively, the "Non-Assigned Contracts"), such Non-Assigned Contracts shall not be transferred or assigned to Buyer, and Sellers agree to use commercially reasonable efforts to obtain, as soon as is reasonably practicable following the Closing Date, any consents necessary to convey to Buyer the benefit thereof, it being understood that such efforts shall not include any requirement to offer or grant any material financial accommodations to any third party or to remain secondarily liable with respect to any such Non-Assigned Contract. Sellers agree to use commercially reasonable efforts to provide Buyer with the same economic and other benefits of each Non-Assigned Contract as if such contracts had been assigned on the Closing Date. Nothing in this Agreement shall be construed as an attempt or an agreement to assign or cause the assignment of any Non-Assigned Contract which is not assignable without the consent of the other party or parties thereto, unless such consent shall have been given, or as to which all the remedies for the enforcement thereof enjoyed by Sellers would not, as a matter of law, pass to Buyer as an incident of the assignments provided by this Agreement. The provision of benefits under this Section 2.6 shall not constitute satisfaction of the conditions in Articles IX and X.

                 III. REPRESENTATIONS AND WARRANTIES OF SELLERS.

         Sellers, jointly and severally, hereby represent and warrant to Buyer as follows:

         3.1. Corporate Existence. Each Seller (a) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Arkansas, (b) has the requisite power and authority to enter into and perform its obligations under this Agreement, and (c) is duly qualified to do business as a foreign corporation, and is in good standing in each jurisdiction where the Business makes such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect.

         3.2. Authorization and Validity of Agreement. The execution, delivery and performance by each Seller of this Agreement have been duly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by each Seller and constitutes a valid and binding obligation enforceable against each Seller in accordance with its terms, except to the extent that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally, or (ii) is subject to general principles of equity.

         3.3. No Contravention. The execution, delivery and performance by each Seller of this Agreement and the consummation by each Seller of the transactions contemplated on its part hereby will not, subject to obtaining the consents, approvals, authorizations, exemptions or waivers identified on Schedule 3.3, 3.7 or 3.10, (i) violate any provision of law, rule or regulation to which either Seller is subject, (ii) violate any order, judgment or decree applicable to either Seller or (iii) conflict with, or result in a breach or default under, any term or condition of any of the charter or bylaws of either Seller or any material term or condition of any contract, agreement or instrument (including the Assumed Contracts) to which it is a party or by which it or any of the Transferred Assets may be bound.

         3.4. Title to Assets; Adequacy; Condition. Each Seller has good title to the Transferred Assets to be sold by it hereunder, subject to no Encumbrance, except Permitted Encumbrances. For purposes of this Agreement, "Permitted Encumbrances" shall mean (i) liens for Taxes and assessments not yet due or being contested in good faith by appropriate proceedings, (ii) such minor imperfections of title and encumbrances that do not secure monetary obligations which individually or in the aggregate are not substantial and do not materially detract from the value or impair the use of the Transferred Assets and (iii) such encumbrances as set forth in Schedule 3.4. The Transferred Assets include all assets and properties that are necessary for the supply and servicing of the customers of the Business in accordance in all material respects with the historical supply and service standards of the Sellers, except for the functions subject to the Transition Services Agreement and the Omnibus Gas Transportation and Supply Agreement. The tangible assets included in the Transferred Assets are in good operating condition, reasonable wear and tear excepted, and are adequate for the uses to which they are being put in the conduct of the Business.

         3.5. Material Contracts. Schedule 3.5 contains a list of each Assumed Contract in existence as of September 30, 1999, (i) which is a gas supply, transportation or storage agreement relating to the Business involving a minimal annual payment of more than $50,000, (ii) which involves a minimum annual payment to or by a Seller relating to the Business of more than $50,000, (iii) the loss of which would have a Material Adverse Effect, (iv) pursuant to which either Seller is subject to take-or-pay obligations with respect to gas purchases or gas marketing in connection with the Business which impose minimum obligations of more than $50,000 over the remaining term thereof or (v) which is otherwise material to the Business or the Transferred Assets (collectively, the "Material Contracts"). Except as set forth in Schedule 3.5, each of the Material Contracts is in full force and effect and is valid and enforceable in accordance with its terms, subject as to enforceability to the effects of any bankruptcy or similar laws. Except as set forth in Schedule 3.5, each Seller is in material compliance with all applicable terms of each Material Contract, and to the Knowledge of each Seller, each other party thereto is in material compliance with all applicable terms of each Material Contract. Neither Seller has given to or received from any other party to any Material Contract any notice or other written communication regarding any actual or alleged material breach of or default under any Material Contract that has not been withdrawn, settled, or otherwise resolved.

         3.6. Real Property. To the Knowledge of each Seller, no condemnation, expropriation, eminent domain or similar proceeding is pending or contemplated with respect to the Owned Property, the Leased Property or the System Property. Except as set forth in Schedule 3.6, each Seller is in compliance, in all material respects, with all covenants, restrictions, rights of way, easements and similar realty interests benefiting or encumbering the Real Property, the Leased Property and the System Property. The Real Property, the Leased Property and the System Property, and all improvements thereon, do not violate in any material respect any applicable zoning, construction code or other governmental restriction.

         3.7. Permits. Except with regard to Environmental Permits, as to which the Sellers' sole representations and warranties are set forth in Section 3.15, each Seller holds all material permits, franchises and other authorizations necessary to conduct the Business as currently conducted by such Seller. The Sellers are in compliance, in all material respects, with all of such permits, franchises and other authorizations. A list of all material permits, franchises and other authorizations, other than Environmental Permits, relating to the Business is set forth in Schedule 3.7 (the "Permits").

         3.8. Litigation. Except as set forth in Schedule 3.8, there is no legal, administrative or other action, proceeding or, to the Knowledge of each Seller, governmental investigation either pending or, to the Knowledge of each Seller, threatened (i) against either Seller with respect to the Business or the Transferred Assets, or (ii) which seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated hereby, which, in either case, if decided adversely, would reasonably be expected to have a Material Adverse Effect.

         3.9. Compliance with Laws. Except as set forth in Schedule 3.9, each Seller is in compliance, in all material respects, with all laws, rules, regulations, ordinances, judgments, injunctions, orders and decrees applicable to the Transferred Assets or the Business, excluding, however, Environmental Laws, as to which the Sellers' sole representations and warranties are set forth in Section 3.15.

         3.10. Governmental Consents. Except as set forth in Schedule 3.10, no consent, approval or authorization of, or exemption by, or declaration, registration or filing with, any governmental or regulatory authority is required in connection with the execution, delivery and performance by Sellers of this Agreement or the taking of any other action contemplated hereby, excluding, however, consents, approvals, authorizations, exceptions and filings, if any, where the failure to obtain or make the same would not impair in any material respect the consummation of the transactions contemplated by this Agreement and would not materially affect the use or operation of the Transferred Assets after the Closing Date.

         3.11.    Tax Matters.

         (a) Tax Returns. All federal, state, local and other Tax returns, declarations, statements, reports or other documents required to be filed with respect to Taxes ("Returns") by Sellers on or before the Closing Date have been filed or will be filed on a timely basis with the appropriate governmental agencies in all jurisdictions in which such Returns are required to be filed. All such Returns are true, complete and correct in all material respects and all Taxes shown on such Returns as being due, or otherwise due, in respect of material Taxes either (i) have been or will be fully paid or adequately provided for or (ii) are being contested in good faith by appropriate proceedings.

         (b) Transferred Asset Status. None of the Transferred Assets (i) secures any debt the interest on which is tax-exempt under Section 103 of the Code, (ii) is "tax-exempt use property" within the meaning of Section 168(h) of the code, (iii) is "tax-exempt bond financing property" within the meaning of
Section 168(g)(5) of the Code, (iv) is "limited use property" within the meaning of Revenue Procedure 76-30, or (v) is required to be treated as being owned by any other Person pursuant to the provisions of former section 168(f)(8) of the Code.

         3.12. Financial Statements. Attached hereto as Schedule 3.12 are a balance sheet and a statement of income for the Business as of and for the nine months ended September 30, 1999 and a balance sheet and a statement of income for the Business for the year ended December 31, 1998 (the "Financial Statements"). The Financial Statements have been prepared in accordance with the Financial Principles and with the books and records of Sellers. To the extent relevant to the Financial Statements, in all material respects the books and records of Sellers are true, accurate and complete; have been maintained in accordance with good accounting practices; and, except as set forth in the Financial Principles, have been maintained on a consistent basis. The Financial Statements make adequate provision, in accordance with the Financial Principles, for any material contracts (or material group of similar contracts) reasonably expected to be performed at a loss. The Financial Statements fairly present, in all material respects, the financial position and the results of operations of the Business as of and for such dates and periods in accordance with the Financial Principles consistently applied. Since September 30, 1999, the Sellers have not made any capital expenditures outside the ordinary course of business or inconsistent with past practice with respect to the Business, entered into any material contracts (or material group of similar contracts) reasonably expected to be performed at a loss, or experienced any material damage, destruction or loss (whether or not covered by insurance) to the assets or properties used in the conduct of the Business.

         3.13.    Employee Matters.

                  3.13.1. Schedule 3.13.l contains a list, which is true and complete in all material respects, of (a) each employment agreement with any Transferred Employee, written or oral, and (b) each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, change in control, disability, medical, dental, life or other insurance, supplemental unemployment benefits, profit sharing, pension or retirement plan, program, agreement or arrangement (collectively, the "Plans") sponsored, maintained or contributed to or required to be contributed to by either Seller or with respect to which Seller has any liability for the benefit of any Transferred Employee (as hereinafter defined) or any former employee of the Business.

                  3.13.2. Each Seller maintains, sponsors or contributes to only those employee pension benefit plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not excluded from coverage under specific Titles or
         Subtitles of ERISA) established or maintained for the benefit of employees or former employees of the Business that are described in
         Schedule 3.13.2 (the "Pension Plans"), none of which is a multi-employer plan (within the meaning of Section 3(37) of ERISA). Except as set forth on

         Schedule 3.13.2, each Pension Plan that is intended to be tax qualified under Sections 401(a) and 501(a) of the Code is so qualified, has received one or more favorable IRS determination letters as to its qualification, covering such plan from its inception, and nothing has occurred that could jeopardize such tax qualified status.

                  3.13.3. Each Seller maintains, sponsors or contributes to only those employee welfare benefit plans (as defined in Section 3(1) of ERISA, whether or not excluded from coverage under specific Titles or Subtitles of ERISA) for the benefit of employees or former employees of the Business that are described in Schedule 3.13.1 (the "Welfare Plans"), none of which is a multi-employer plan (within the meaning of
         Section 3(37) of ERISA).

                  3.13.4. Except as set forth on Schedule 3.13.4, neither Seller is a party to any collective bargaining or labor agreement relating to the Business, and there is not, as of the date of this Agreement, any strike, work stoppage or material labor controversy or dispute pending or, to the best of the Knowledge of each Seller, threatened relating to the Business.

                  3.13.5 The post-retirement health and life obligations of Sellers for Transferred Employees and former employees of the Business ("SFAS 106 Obligations") for the year ended December 31, 1998 did not exceed by more than $20,000 the amount included in rate recovery for the Business with respect to SFAS 106 Obligations pursuant to Sellers' most recent Missouri rate case (effective January 10, 1998). That portion of all rates reflecting the SFAS 106 Obligations paid to Sellers relating to the Business has been deposited in the trusts created to fund the SFAS 106 Obligations.

                  3.13.6 Prior to January 10, 1998, there were no post-retirement health or life obligations of Sellers for employees or former employees of the Business included in rate recovery, other than "pay-as-you-go" obligations.

         3.14. Brokerage. No broker or finder has acted directly or indirectly for either Seller in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder's fee or other commission in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of either Seller.

         3.15. Environmental Matters. Except as disclosed in Schedule 3.15, each Seller holds all Environmental Permits that are required for the operation of the Business. Except as disclosed in Schedule 3.15, each Seller's conduct of the Business, and the condition of all properties and improvements included in the Transferred Assets (and, to the Knowledge of each Seller, any off-site storage or disposal of any Hazardous Materials from such operations), is in compliance, in all material respects, with all Environmental Laws. Except as disclosed on
Schedule 3.15, neither Seller is currently in receipt of any written claim, demand, notice or complaint alleging material violation of, or material liability under, any Environmental Law relating to the operation of the Business or the Transferred Assets. Except as described on Schedule 3.15, to the Knowledge of each Seller, neither of Sellers has incurred any material liability or obligation in connection with any release or threatened release of any Hazardous Material in the environment or any material reclamation or remediation requirements under any Environmental Law, in each case relating to the operation of the Business or the Transferred Assets. No Seller has been named as a potential responsible party under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or any corresponding state laws. Except as described on Schedule 3.15, to the Knowledge of each Seller, no Hazardous Materials were incorporated in the Real Property, the Leased Property or the System Property prior to the acquisition thereof by such Seller. There are no sites, locations or operations at which any Seller is currently undertaking, or has completed, any remedial or response action relating to the disposal or release of a Hazardous Material, as required by Environmental Laws, with respect to the Business. Buyer acknowledges that (i) the representations and warranties contained in this Section 3.15 are the only representations and warranties being made with respect to compliance with or liability under Environmental Laws or with respect to any environmental, health or safety matter, including natural resources, related in any way to this Agreement or its subject matter and (ii) no other representation contained in this Agreement shall apply to any such matters and no other representation or warranty, express or implied, is being made with respect thereto.

         3.16. No Undisclosed Liabilities; No Material Adverse Effect. There are no material liabilities or obligations of the Business or of either Seller arising out of or relating to the Business or the Transferred Assets, except (i) Excluded Liabilities, (ii) liabilities and obligations reflected in the Financial Statements, (iii) liabilities and obligations arising since September 30, 1999 in the ordinary course of business that are not inconsistent with the types and amounts of such liabilities and obligations historically incurred in the Business, and (iv) liabilities and obligations identified on Schedule 3.16 or another Schedule hereto. Since September 30, 1999, there has not occurred any event resulting in a Material Adverse Effect.

         3.17. Customers; Suppliers. Neither of Sellers has been involved in any material controversy with any group of similarly situated customers of the Business or with any material suppliers of the Business during the last two years.

         3.18. Books and Records. All books and records of each Seller with respect to the Business or the Transferred Assets have been prepared, assembled and maintained in accordance in all material respects with the usual and customary policies and procedures and accurately reflect, in reasonable detail, the assets and transactions of each Seller relating to the Business or the Transferred Assets.

         3.19. Insurance. Schedule 3.19 identifies each material insurance policy of Sellers relating to the Transferred Assets.


         3.20. Accounts Receivable. Except as set forth on Schedule 3.20, the accounts and notes receivable included in the Transferred Assets: (a) arose from bona fide sales or contracting transactions by Sellers in the ordinary course of business consistent with past practices; and (b) represent bona fide indebtedness of the respective debtors.

         3.21. Y2K Compliance. Sellers have put into effect reasonable and customary practices and programs designed to enable all material software, hardware and equipment that are owned or utilized by Sellers in the operation of the Business to be capable, by December 31, 1999, of accounting for all calculations using a century and date sensitive algorithm for the year 2000 without any material interruption caused by the occurrence of the year 2000.

         3.22.    No  Other  Representations.    Except as  set  forth  in  this
Article III or made pursuant to Section 9.1, Sellers make no representation or warranty whatsoever to Buyer.

                  IV. REPRESENTATIONS AND WARRANTIES OF BUYER.

         Buyer hereby represents and warrants to Sellers as follows:

         4.1. Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and the Commonwealth of Virginia and has all requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.

         4.2. Authorization and Validity of Agreement. The execution, delivery and performance by Buyer of this Agreement have been duly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by Buyer and constitutes a valid and binding obligation enforceable against Buyer in accordance with its terms, except to the extent that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally, or (ii) is subject to general principles of equity.

         4.3. No Contravention. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated on its part hereby will not, subject to obtaining any required consents, approvals, authorizations, exemptions or waivers, (i) violate any provision of law, rule or regulation to which it is subject, (ii) violate any order, judgment or decree applicable to it, or (iii) conflict with, or result in a breach or default under, any term or condition of Buyer's articles of incorporation or bylaws, or any contract, agreement or other instrument to which it is a party or by which it may be bound.

         4.4. Consents. Except as set forth on Schedule 4.4, no consent, approval or authorization of, or exemption by, or declaration, registration or filing with, any governmental or regulatory authority is required in connection with the execution, delivery and performance by Buyer of this Agreement, or the taking of any other action contemplated hereby.

         4.5. Brokerage. No broker or finder has acted directly or indirectly for Buyer in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder's fee or other commission in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of Buyer.

         4.6. Litigation. There is no legal, administrative or other action, proceeding or, to Buyer's knowledge, governmental investigation pending or, to Buyer's knowledge, threatened (i) against Buyer with respect to which there is a reasonable likelihood of a determination which would have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement or (ii) which seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated hereby.

         4.7.     Financing.   Buyer has all funds  necessary to  consummate the
transactions contemplated by this Agreement.


                           V. OBLIGATIONS OF SELLERS.

         Sellers hereby covenant and agree with Buyer as follows:

         5.1. Consents. Each Seller will use commercially reasonable efforts, and will cooperate with Buyer, to secure all necessary consents, approvals, authorizations, exemptions and waivers from third parties, including governmental authorities, as shall be required in order to enable Sellers to effect the transactions contemplated on their part hereby. It is understood that such efforts do not require Sellers to offer or grant financial accommodations to any third party or to remain secondarily liable with respect to any Assumed Liability.

         5.2. Conduct of Business. Except as may be otherwise contemplated by this Agreement or required by any of the documents listed in any Schedule hereto or except as Buyer may otherwise consent in writing, between the date hereof and the Closing Date Sellers will: (i) in all material respects, conduct the Business only in the ordinary course consistent with past practice; (ii) use commercially reasonable efforts to preserve intact the Business and the goodwill of its customers, suppliers, employees and any other Persons having business relations with them with respect to the Business; (iii) maintain the properties, machinery and equipment included in the Transferred Assets in sufficient operating condition and repair to enable Buyer to conduct the Business as currently conducted by Sellers; and (iv) use commercially reasonable efforts to conduct the Business in such a manner so that the representations and warranties of the Sellers contained herein shall continue to be true and correct at all times prior to the Closing Date as if made on and as of such times. Without limiting the generality of the foregoing, except as Buyer may otherwise consent in writing, Sellers shall not (i) enter into any contract which would be a Material Contract, or amend or modify any existing Material Contract, not in the ordinary course of business consistent with past practice or (ii) except for budgeted compensation increases, adopt, amend or terminate any Plan, increase any salary, bonus or other compensation or benefit, or promise or commit to do any of the foregoing, except in a manner which individually or in the aggregate will not result in a material increase in benefits or compensation expense.

         5.3. Access Before Closing. From the date of this Agreement until the Closing Date, Sellers will permit Buyer and its representatives reasonable access on reasonable notice during normal business hours to the properties, personal property, personnel, books and records, contracts, and commitments of the Business, including the right to make copies of such books and records, contracts, and commitments. In the event that any record or other information requested by Buyer is subject to a confidentiality agreement with a third party, attorney-client privilege, or other legal restriction or privilege, Sellers and Buyer will endeavor to find means of disclosing as much information as practicable that is needed by Buyer to prepare for the transfer of the Business, but Sellers will not be obligated to breach such restriction or privilege. Buyer shall return all copies of such books and records, contracts, and commitments promptly upon the request of Sellers if for any reason the Closing does not occur.

         5.4. Clearance Certificate. On or prior to the Closing Date, Sellers shall use commercially reasonable efforts to provide Buyer, at Buyer's request, with all clearance certificates or similar documents that may be required by any state, local or other taxing authority in order to relieve Buyer of any obligation to withhold or escrow any portion of the Purchase Price.

                            VI. OBLIGATIONS OF BUYER.

         Buyer hereby covenants and agrees with Sellers as follows:

         6.1. Consents. Buyer will use commercially reasonable efforts, and will cooperate with Sellers, to secure all necessary consents, approvals,
authorizations,   exemptions   and  waivers   from  third
parties, including governmental authorities, as shall be required in order to enable Buyer to effect the transactions contemplated hereby. It is understood that such efforts do not require Buyer to offer or grant financial accommodations to any third party or to become liable with respect to any Excluded Liability.

                             VII. EMPLOYEE MATTERS.

         7.1. Employment of Employees. As of the Closing Date, Buyer shall offer to employ each employee listed in Schedule 7.1 (which Schedule shall be updated as of the Closing Date with appropriate deletions and additions thereto to reflect the then current employees of the Business, but not including any employee then on long-term disability, short-term disability or not actively at work other than those employees on vacation, bereavement leave, short-term sick leave or other short-time due to non-medical reasons which are not scheduled to last more than ten (10) business days ("Leave"), unless and until such employee returns to full-time work from such long-term disability, short-term disability or Leave after the Closing Date) at a base salary or hourly rate not less than the base salary or hourly rate then applicable to such employee and to provide such benefits, holidays, vacation days, and similar benefits as are, in the aggregate, substantially comparable to those then in effect for such employees, except that Buyer shall not be required to provide a 401(k) savings plan. Each such employee as of the Closing Date (or for an employee on long-term or short-term disability or Leave as of the Closing Date, who returns from such disability or Leave after the Closing Date), who becomes employed by Buyer is herein referred to individually as a "Transferred Employee" and collectively as the "Transferred Employees".

         7.2. Severance Benefits. For a period of one year after the Closing Date, Buyer shall provide to each Transferred Employee who is involuntarily terminated not for cause by Buyer the severance benefits set forth on Schedule 7.2 hereto.

         7.3.     Transfer of Pension Assets and Liabilities.

                  7.3.1. Transfer. Subject to the review of Sellers' plan documents, as soon as practicable following the Closing Date, but not earlier than thirty (30) days following the filing of appropriate Forms 5310A, if applicable, with the Internal Revenue Service, Parent shall cause to be transferred (i) from the Southwestern Energy Company Pension Plan (the "Seller Pension Plan") to the pension plan sponsored by or to be established by Buyer ("Buyer's Pension Plan"), and Buyer's Pension Plan shall assume, the accrued benefits liability as of the Closing Date for each of the Transferred Employees who participated in the Seller Pension Plan prior to the Closing Date (the "Transferred Pension Plan Participants"), and (ii) from the Southwestern Energy Company Pension Trust (the "Seller Pension Plan Trust") to Buyer's Pension Plan trust, an amount in cash equal to the projected benefit obligation to the Transferred Pension Plan Participants on the Closing Date under the Seller Pension Plan, increased by interest at the plan's actuarial rate from Closing to the actual date of transfer and decreased by the amount of any benefit payments to Transferred Pension Plan Participants after the Closing Date but before the date of transfer. Parent shall not be obligated to cause any amount to be transferred to any plan or trust designated by Buyer until Buyer provides evidence (such as a favorable determination letter from the Internal Revenue Service, an opinion of counsel or other reasonably satisfactory evidence) reasonably acceptable to Parent that (i) such plan and trust satisfy the requirements for qualification under Section 40l(a) of the Internal Revenue Code (the "Code") and (ii) such plan provides that each Transferred Pension Plan Participant is entitled to a nonforfeitable accrued benefit under such plan that is not less than the nonforfeitable accrued benefit to which such Transferred Pension Plan Participant was entitled under the Seller Pension Plan on the Closing Date.

                  7.3.2. Benefit Calculations. The projected benefit obligation to Transferred Pension Plan Participants shall be determined using the projected benefit obligation methodology of Statement of Financial Accounting Standards No. 87, on the basis of (i) each participant's age, service for benefit accrual purposes and average compensation and the terms of the Seller Pension Plan in effect on the Closing Date, and
         (ii) the actuarial assumptions and method used for determining the projected benefit obligation as set forth in Schedule 7.3.2. In no event shall each amount transferred pursuant to this Section 7.3 be less than the amount required to be transferred to meet the requirements of Sections 401(a)(12) and 414(1) of the Code. The calculation of projected benefit obligation required for purposes of this Section 7.3.2 shall be made in accordance with the assumptions set forth on Schedule 7.3.2.

                  7.3.3. Plan Termination. Subject to the requirements of applicable law, in the event of the termination of Buyer's Pension Plan within five (5) years after the Closing Date, all of the assets transferred to such plan pursuant to this Section 7.3, adjusted for earnings, gains or losses after the date of such transfer, shall be used to provide benefits to Transferred Pension Plan Participants and their beneficiaries who are entitled to benefits under such plan at the time of its termination.

         7.4. Savings Plan. Subject to the review of Sellers' plan documents, as soon as practicable following the Closing Date, to the extent that Buyer sponsors a 401(k) savings plan (which it shall not be required to do), Parent shall cause to be transferred (i) from the Southwestern Energy Company 401(k) savings plan (the "Seller Savings Plan") to the 401(k) savings plan sponsored by Buyer ("Buyer's Savings Plan"), and the Buyer's Savings Plan shall assume, the account balance liability as of the date of transfer for each Transferred Employee who participated in the Seller Savings Plan prior to the Closing Date, who is employed by Buyer on the date of transfer (the "Eligible Transferred Employee"), and (ii) from the trust relating to the Seller Savings Plan, an amount in cash or other property, including participant loans, acceptable to the trustee of the Buyer's Savings Plan equal to the sum of the account values (as of the date of transfer) of each Eligible Transferred Employee. Parent shall not be obligated to cause any amount to be transferred to the Buyer's Savings Plan or the trust thereunder until Buyer provides evidence (such as a favorable determination letter from the Internal Revenue Service, an opinion of counsel or other reasonably satisfactory evidence) reasonably acceptable to Parent that such plan and trust satisfy the requirements for qualification under Section 40l(a) of the Code. Each Eligible Transferred Employee shall be entitled on the date of transfer to a nonforfeitable account balance under the Buyer's Savings Plan that is not less than such Eligible Transferred Employee's nonforfeitable account balance under the Seller Savings Plan immediately prior to such transfer. Buyer agrees to permit any Eligible Transferred Employee who has an unpaid loan balance under the Seller Savings Plan to continue to repay such loan under the Buyer's Savings Plan under the same terms as such loan was required to be repaid under the Seller Savings Plan. However, nothing herein shall require Buyer to sponsor or establish a Savings Plan, in which case this Section 7.4 shall not apply. Buyer shall permit the Transferred Employees to participate in Buyer's Employee Stock Ownership Plan.

         7.5. Indemnification for Plan Liabilities. From the dates of the transfers of assets referred to in Sections 7.3 and 7.4, Buyer shall indemnify and hold Sellers and Seller Savings Plan and Seller

Pension Plan harmless for any loss that Sellers or said plans may incur in respect of any obligation or liability transferred under Sections 7.3 and 7.4 to the applicable plan of Buyer designated under such Sections.

         7.6. Service Credit. For purposes of vesting, benefit accrual, benefit calculation, participation, eligibility (including for optional forms of benefits or early retirement or disability retirement under Buyer's Pension
Plan), and matching contribution benefits, if any, Buyer shall, with respect to each benefit required to be provided under the terms of this Article 7, credit each Transferred Employee with all service credited to the Transferred Employee under each Seller's corresponding plan, policy, program, or arrangement applicable to such Transferred Employee as of the Closing Date.

         7.7.     Medical and Dental Plans.

                  7.7.1.  Effective  as of the  Closing  Date,  Buyer shall make enrollment  available to all  Transferred  Employees and their eligible dependents without any waiting period in a Buyer plan or plans providing medical and dental benefits (the "Buyer Medical Plan"), to the extent such individuals were covered under Seller's Medical Plan, as contemplated by Section 7.1. Such Buyer Medical Plan shall waive any restrictions and limitations for pre-existing conditions for all Transferred Employees, to the extent such restrictions did not apply under Seller's Medical Plan, and shall give credit to each Transferred Employee for any deductibles and out-of-pocket expenses paid during the current plan year by such Transferred Employee under Sellers' applicable medical and dental Plans (hereinafter collectively referred to as the "Seller Medical Plans").

                  7.7.2. Buyer shall be responsible for medical and dental expenses covered under the terms of the Buyer Medical Plan incurred on the later of (i) the Closing Date or (ii) the date such person becomes a Transferred Employee, by a Transferred Employee and/or his covered dependents who are enrolled in the Buyer Medical Plan. Sellers shall be responsible only for medical and dental expenses covered under the terms of the Seller Medical Plans incurred prior to the Closing Date (or if later, for the period from the Closing Date until the date such person becomes a Transferred Employee) by a Transferred Employee and/or his covered dependents. If a Transferred Employee or a covered dependent of a Transferred Employee enrolled in the Seller Medical Plans is hospitalized on the Closing Date, the Seller Medical Plans shall continue to provide coverage for such person until he or she is discharged from the hospital, to the extent coverage is provided under the terms of the Seller Medical Plans.

                  7.7.3. As soon as possible following the Closing Date, but in no event later than 30 days following the later of the Closing Date or the establishment of Buyer's Post-Retirement Trusts (as defined below), Parent shall cause to be transferred to Buyer, either through the transfer from the trusts or other vehicles (the "Seller's Post-Retirement Trusts") funding the post-retirement medical and other welfare benefits (the "Post Retirement Benefits") for all Transferred Employees listed on Schedule 7.1 and not greater than thirty-five (35) former employees of the Business (to be listed on a Schedule to be provided by Sellers to Buyer within five days of the date hereof, and updated as of the Closing Date) to the trust or trusts established or maintained by Buyer (the "Buyer's Post-Retirement Trusts") for the funding of post-retirement medical and other welfare benefits or through a direct payment to Buyer, an amount equal to the difference between (a) the amount of the Post-Retirement Benefits which has been recovered by Seller in rates on or after January 10, 1998, and (b) the amount of the Post-Retirement Benefits paid by Seller in the form of benefit payments between January 10, 1998 and the Closing Date. In the event the representations and warranties of Sellers in Section 3.13.6 do not continue to be true and correct, Sellers shall pay to Buyer the amount by which the rate recovery with respect to the Business for periods prior to January 10, 1998 exceeded the "pay-as-you-go" obligations of the Business for periods prior to January 10, 1998.

         7.8. Vacation and Sick Day Benefits Accrued Through Closing Date. Buyer shall credit each Transferred Employee with any vacation and sick days accrued as of the Closing Date in accordance with the terms of Sellers' vacation and sick day policies in effect as of such date.

         7.9. Welfare Benefits. Sellers shall be liable for claims incurred under the Welfare Plans prior to the Closing Date.

         7.10. Long Term Disability. Buyer shall not assume sponsorship of, or any liabilities under, the Southwestern Energy Company Long Term Disability Plan. Any and all such liabilities shall remain solely with Sellers.

         7.11. Flexible Spending Accounts. As soon as possible following the Closing Date, Sellers shall transfer to Buyer, and Buyer agrees to accept, those amounts which represent the Transferred Employees' debit and credit balances under the Southwestern Energy Company Salary Conservation Plan (the "FSA's"), a schedule of which is attached hereto as Schedule 7.11. Buyer agrees to administer the FSA's (consistent with the terms of the flex plan applicable to Buyer's employees) such that Transferred Employees will be able to defer additional compensation (in accordance with the terms of the applicable Buyer plan) and to submit claims against the FSA within the time period permitted by applicable law.

         7.12. WARN Act Liability. Sellers shall pay and be solely liable for all liability under the Worker Adjustment and Retraining Notification Act ("WARN Act"), in each case, arising from any act or omission of Sellers on or before the Closing Date. Buyer shall pay and be solely liable for all liability under the WARN Act, in each case, arising from any act or omission of Buyer or its Affiliates after the Closing Date.

         7.13. Health Care Continuation Coverage. Sellers shall be responsible for compliance with all requirements under Section 4980B of the Code and Section 601 et seq. of ERISA with respect to any (a) Transferred Employee or (b) family member of such Transferred Employee, in each case who becomes a qualified beneficiary within the meaning of Section 4980B(g)(1) of the Code as a result of any "qualifying event" within the meaning of Section 4980B(f)(3) of the Code which occurs on or prior to the Closing Date. Buyer shall be responsible for compliance with all requirements under Section 4980B of the Code and Section 601 et seq. of ERISA with respect to any (a) Transferred Employee or (b) family member of such Transferred Employee, in each case who becomes a qualified beneficiary within the meaning of Section 4980B(g)(1) of the Code as a result of any "qualifying event" within the meaning of Section 4980B(f)(3) of the Code which occurs after the Closing Date.

         7.14. Employment Taxes. Sellers hereby acknowledge that, for FICA and FUTA tax purposes, Buyer qualifies as a successor employer with respect to the Transferred Employees. In connection with the foregoing, the parties agree to follow the "Alternative Procedures" set forth in Section 5 of Revenue Procedure 96-60, 1996-2-C.B.399. In connection with the application of the "Alternative Procedures,"

(i) Sellers and Buyer each shall report on a predecessor-successor basis as set forth in such Revenue Procedure, (ii) provided that Sellers provide to Buyer all necessary payroll records for the calendar year that includes the Closing Date, Sellers shall be relieved from furnishing Forms W-2 to employees of Sellers that become employees of Buyer, and (iii) provided that Sellers provide to Buyer all necessary payroll records for the calendar year that includes the Closing Date, Buyer shall assume the obligations of Sellers to furnish such Forms W-2 to such employees for the full calendar year in which the Closing occurs.

                    VIII. ADDITIONAL RIGHTS AND OBLIGATIONS.

         8.1. Access After Closing. Buyer will permit Sellers and their representatives reasonable access on reasonable notice during normal business hours, for a period of three years following the Closing Date and for such longer period as may be required in connection with any pending or threatened tax audit or judicial or administrative proceeding, (i) to the books and records of Sellers included in the Transferred Assets, including the right to make copies thereof, and to personnel (for reasonable inquiry and testimony), and
(ii) to any computerized data included in the Transferred Assets. All information so obtained shall be kept confidential by the Sellers, unless such information otherwise becomes publicly available or disclosure of such information is required by applicable law.

         8.2. Further Assurances. At any time and from time to time after the Closing Date, Sellers shall, at the request of Buyer, and Buyer shall, at the request of Sellers, execute and deliver any further instruments or documents and take all such further action as the other party may reasonably request in order to consummate and make effective the sale of the Transferred Assets and the assumption of the Assumed Liabilities pursuant to this Agreement or to fulfill any other of such party's obligations hereunder.

         8.3. Confidentiality. The terms of the Confidentiality Agreement dated June 15, 1999 between Parent and Buyer are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement and the obligations of Buyer under this Section 8.3 shall terminate. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect.

         8.4. Schedules. Certain information set forth in the Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in condition with the representations and warranties made by Sellers in this Agreement. .

         8.5. Tax Matters. Sellers shall prepare or cause to be prepared and timely file or cause to be timely filed all required Tax Returns relating to Transfer Taxes imposed on Sellers for (i) all taxable periods ending on or before the Closing Date for which Returns shall not have been filed as of the Closing Date, and (ii) all taxable periods ending following the Closing Date that include the Closing Date (all such Returns referred to in clause (i) and (ii) being "Pre-Closing Returns"). All such Pre-Closing Returns shall be prepared on a basis consistent with prior practice unless a different treatment is required by a change in applicable law.

         8.6.     Use of Name and Logos.

                  8.6.1. Buyer agrees to cease using the Names and Logos on its literature, inventory, products, labels, packaging or materials as soon as available supplies thereof are exhausted and in any event within six months after the Closing Date with respect to inventory and products, and within 90 days after the Closing Date with respect to literature.

                  8.6.2. For thirty days after Closing, Buyer may use, as is, any of Sellers' receipts, bags, boxes, stationery, purchase order forms, bills or other similar paper goods on hand or order at Closing. After such time, Buyer shall not use any such supplies which state or otherwise indicate thereon that the business operated by Buyer is a subsidiary, division or unit of either Seller without first crossing out or marking over such statement or indication or otherwise clearly indicating on such supplies that the business operated by Buyer is no longer a subsidiary, division or unit of either Seller.

         8.7.     Environmental Matters.

         (a) Sellers jointly and severally agree to indemnify and hold Buyer harmless against any and all Losses incurred by Buyer resulting from Matters of Environmental Concern (as hereinafter defined); provided that: (i) any claim by Buyer for indemnification pursuant to this clause 8.7(a) must be made by written notice given within three (3) years after the Closing Date; (ii) Sellers will have no obligation to indemnify Buyer for such Losses except to the extent that such Losses, taken together, exceed $200,000 in the aggregate (the "Threshold"), and then only to the extent of the excess that has not and will not be recoverable through rates; and (iii) any clean-up, remediation, reclamation or other costs with respect to the Transferred Assets for which a claim is made by Buyer under this Section 8.7(a) shall be borne, after giving effect to the Threshold, 50% by Sellers and 50% by Buyer. "Matters of Environmental Concern" means (i) any failure by Sellers to have complied prior to the Closing Date with applicable Environmental Laws or (ii) any handling, use, storage, generation, release, discharge, disposal, dumping or migration of any Hazardous Materials (whether legal, illegal, accidental or intentional) on, to, from or beneath the Real Property, the Leased Real Property, the System Property or any other Transferred Asset to the extent occurring prior to the Closing Date.

         (b) If Buyer or either Seller has or may have the right to recover Losses indemnified by Sellers or borne by Buyer pursuant to clause (a) of this
Section 8.7 from a party in addition to Sellers, Buyer and each Seller, as the case may be, shall assign such right to the other (in proportion to the relative amounts indemnified against or borne) and shall reasonably cooperate in pursuing any rights against such third party.

         8.8. Abstracts. Within 60 days after the date hereof, Sellers shall cause to be prepared by a title abstractor reasonably acceptable to Buyer and delivered to Buyer abstracts of title for the Real Property and the Leased Property (other than office and warehouse space) and the System Property (the "Abstracts") showing, in customary detail, the state of title to such Transferred Assets, including the legal description and any other identification of such Transferred Assets, the instruments creating or evidencing such Transferred Assets and the encumbrances affecting such Transferred Assets.

         8.9. Y2K. To the extent, if any, that the information technology included in the Transferred Assets (including components of the Transferred Assets that interface with or whose operation is dependent upon the operation of information technology systems) will not operate without error relating to date data that references different centuries or more than one century, Sellers shall use commercially reasonable efforts, at Sellers' expense, to modify or replace such information technology so it will so operate without error. Any modification or replacement will be made as promptly as practicable after Buyer's request; provided that Buyer's request is made not later than six months after the Closing Date.

                     IX. CONDITIONS TO BUYER'S OBLIGATIONS.

         The obligations of Buyer under this Agreement to purchase the Transferred Assets and to consummate the other transactions contemplated hereby shall be subject to the satisfaction (or waiver by Buyer) on or prior to the Closing Date of all of the following conditions:

         9.1. Representations, Warranties and Covenants of Sellers. Sellers shall have complied in all material respects with their agreements and covenants contained herein to be performed on or prior to the Closing Date, and all the representations and warranties of Sellers contained herein shall be (a) true and correct on and as of the date hereof and (b) true and correct in all material respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date, (i) except to the extent that such representations and warranties were made as of a specified date, and as to such representations and warranties the same shall continue on the Closing Date to have been true and correct in all material respects as of the specified date and (ii) in the case of clause (b) above, except for changes after the date hereof resulting from the conduct of the Business in the ordinary course of business that do not result from a violation of Section 5.2, if such changes could not adversely affect the Buyer, the Transferred Assets or the use or operations thereof in any material respect. Buyer shall have received a certificate of Sellers, dated as of the Closing Date and signed by an officer of each Seller, certifying as to the fulfillment of the condition set forth in this Section 9.1.

         9.2. No Prohibition. No statute, rule or regulation or order of any court or administrative agency shall be in effect which prohibits Buyer from consummating the transactions contemplated hereby.

         9.3. Further Action. All consents and approvals of governmental authorities referred to in Schedule 3.10 or 4.4 hereto, the granting of which are necessary to consummate the transactions contemplated hereby, shall have been obtained and shall not (a) result in rate adjustments with respect to the Business which would be materially less favorable in the aggregate to Buyer than the rates currently in effect on the date hereof, (b) prevent or adversely affect the operation of the Transferred Assets (or the results of operations therefrom) after the Closing Date in a manner consistent with the Business or
(c) contain any other terms materially adverse to the Buyer. The consents and approvals of third parties (other than governmental authorities) identified on
Schedule 9.3 shall have been obtained and shall be reasonably satisfactory to Buyer.

         9.4. No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event resulting in a Material Adverse Effect.

         9.5. Abstracts. Buyer shall have received the Abstracts, and the Abstracts reflect a state of title that is reasonably satisfactory to Buyer.

         9.6. Omnibus Gas Transportation and Supply Agreement. The parties shall have reached agreement on, and executed, the Omnibus Gas Transportation and Supply Agreement.

         9.7. Other Documents. The Sellers shall have delivered to Buyer such certificates, documents and instruments, including certified resolutions, authorizations and confirmations of incumbency, as Buyer may reasonably request to effect or confirm the transactions contemplated hereby.

                     X. CONDITIONS TO SELLERS' OBLIGATIONS.

         The obligations of Sellers under this Agreement to sell the Transferred Assets and to consummate the other transactions contemplated hereby shall be subject to the satisfaction (or waiver by Sellers) on or prior to the Closing Date of all of the following conditions:

         10.1. Representations, Warranties and Covenants of Buyer. Buyer shall have complied in all material respects with all of its agreements and covenants contained herein to be performed on or prior to the Closing Date, and all of the representations and warranties of Buyer contained herein shall be (a) true and correct on and as of the date hereof and (b) true and correct in all material respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date, except to the extent that such representations and warranties were made as of a specified date, and as to such representations and warranties the same shall continue on the Closing Date to have been true and correct in all material respects as of the specified date. Sellers shall have received a certificate of Buyer, dated as of the Closing Date and signed by an officer of Buyer, certifying as to the fulfillment of the condition set forth is this Section 10.1.

         10.2. No Prohibition. No statute, rule, regulation or order of any court or administrative agency shall be in effect which prohibits Sellers from consummating the transactions contemplated hereby.

         10.3. Further Action. All consents and approvals of governmental authorities, referred to in Schedule 3.10 or Schedule 4.4 hereto, the granting of which are necessary to consummate the transactions contemplated hereby, shall have been obtained.

         10.4. Omnibus Gas Transportation and Supply Agreement. The parties shall have reached agreement on, and executed, the Omnibus Gas Transportation and Supply Agreement.

         10.5. Other Documents. Buyer shall have delivered to Sellers such certificates, documents and instruments, including certified resolutions, authorizations and confirmations of incumbency, as Sellers may reasonably request to effect or confirm the transactions contemplated hereby.

                        XI. TERMINATION PRIOR TO CLOSING.

         11.1.    Termination.    This  Agreement  may  be  terminated  and  the
transactions  contemplated  hereby  may be abandoned  at any time  prior  to the
Closing:

                    (i)    By the mutual  written consent of  Buyer and Sellers;
                           or

                   (ii) By either Buyer or Sellers, if the Closing shall have not occurred on or before December 31, 2000; provided, however, that the right to terminate this Agreement under this subclause (ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

         11.2. Effect of Termination. In the event of termination of this Agreement as provided in Section 11.1, this Agreement shall forthwith become void; provided, however, that such termination shall not relieve any party of its obligations under Section 8.3, Section 13.9 and Section 13.15 nor relieve any party from liability for any breach hereof. Upon any termination of this Agreement, each party hereto will return all documents, work papers and other material of the other party relating to the transactions contemplated hereby and all copies of such materials, whether so obtained before or after the execution hereof, to the party furnishing the same.

                       XII. INDEMNIFICATION AND SURVIVAL.

         12.1. Indemnification by Sellers. Subject to Sections 12.3 and 12.4, Sellers will jointly and severally indemnify and hold Buyer harmless against any and all Losses to which Buyer becomes subject or which Buyer suffers or incurs, insofar as such Losses arise out of or result from (a) the Excluded Liabilities,
(b) the inaccuracy of any representation or warranty of Sellers contained herein, (c) the breach of any covenant of Sellers contained herein, (d) subject to Sections 2.3.4 and 13.8, any Tax imposed upon either Seller or the Transferred Assets for any event or period through the Closing Date and (e) any failure to comply with any bulk transfer or similar law in connection with the transactions contemplated hereby or, subject to the provisions of Section 8.7, the imposition on Buyer of any liability or obligation of Sellers that are not Assumed Liabilities pursuant to any successor liability law. As used herein, "Losses" means losses, liabilities, claims, damages, costs and expenses (including reasonable attorneys' fees and costs of investigation), whether or not involving a third party claim; provided that Losses shall not include (i) any multiple, punitive or exemplary damages, except to the extent resulting from third party claims, (ii) consequential or special damages, except to the extent proximately resulting from any inability to operate the Transferred Assets in a manner consistent with the Business, or (iii) any matter to the extent taken into account on the Closing Statement.

         12.2. Indemnification by Buyer. Subject to Sections 12.3 and 12.4, Buyer will indemnify and hold Sellers harmless against any and all Losses to which either Seller becomes subject or which either Seller suffers or incurs, insofar as such Losses arise out of or result from (a) the Assumed Liabilities,
(b) the inaccuracy of any  representation or warranty of Buyer contained herein,
(c) the breach of any covenant of Buyer contained herein or (d) expect for matters as to which Buyer is entitled to indemnification pursuant to Section 12.1, the operation or use of the Transferred Assets subsequent to the Closing Date.

         12.3.    Limitations on Liability.

                  12.3.1. Time Limitations and Survival. The representations, warranties, covenants and agreements of the parties shall survive the Closing and any investigation by the parties. Any claim by any party with respect to any representation or warranty, or any covenant to be performed on or prior to the Closing Date, by another party for indemnification must be made by written notice given within twelve (12) months after the Closing Date; provided that (i) claims with respect to the representations and warranties contained in Section 3.15 may be made by written notice within three (3) years after the Closing Date and (ii) claims with respect to the representations and warranties contained in Section 3.13.6 may be made by written notice until the earlier of four (4) years after the Closing Date or the conclusion of Buyer's next rate case with respect to the Business.

                  12.3.2. Limitation on Amount. Sellers will have no obligation to indemnify Buyer for any Losses pursuant to clause (b) (other than in respect of Section 3.13.6) or clause (c) (to the extent relating to covenants to be performed on or prior to the Closing Date) of Section 12.1, except to the extent that such Losses, taken together, exceed $100,000 (provided that if a Loss relates to breach of a representation or warranty contained in Section 3.15 relating to Matters of
         Environmental Concern, such Loss shall be subject to the $200,000 deductible provided in Section 8.7(a) and not towards this $100,000 deductible), and then only to the extent of such excess. In no event shall Sellers be liable for aggregate Losses under Sections 12.1(b) (other than in respect of Section 3.15 or Section 3.13.6) and 12.1(c) (but only in respect of the covenants in Section 5.2) of more than $3.2 million.

                  12.3.3.  Other Limitations.  If any indemnified party may have the right to recover Losses from a third party (other than an insurer) in addition to the indemnifying party, the indemnified party shall assign to the indemnifying party any such right remaining against such third party after the indemnified party shall have recovered all of its Losses, and shall reasonably cooperate (at the expense of the indemnifying party) in pursuing any rights against such third party.

         12.4. Indemnification Procedure. Promptly after receipt by any indemnified party of notice of the commencement of any action, proceeding, or claim in respect of which the indemnified party intends to seek indemnification pursuant to Section 12.1 or 12.2, the indemnified party shall notify the indemnifying party in writing; provided that the omission to so notify shall not relieve the indemnifying party of its indemnification obligations except to the extent the indemnifying party is materially prejudiced thereby. The indemnifying party shall be entitled to assume control of the defense of such action or claim with counsel reasonably satisfactory to the indemnified party; provided, however, that:

                    (i) the indemnified party shall be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim;

                   (ii) no indemnifying party shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to the indemnified party of a release from all liability in respect of such claim or if, pursuant to or as a result of such consent or settlement, injunctive or other equitable relief would be imposed against the indemnified party or such judgment or settlement could materially interfere with the business, operations or assets of the indemnified party; and

                  (iii) after written notice by the indemnifying party to the indemnified party of its election to assume control of the defense of any such action in accordance with the foregoing provisions, the indemnifying party shall not be liable to such indemnified party hereunder for any legal fees, costs and expenses subsequently incurred by such indemnified party in connection with the defense thereof.

         If the indemnifying party does not assume control of the defense of such claim in accordance with the foregoing provisions, the indemnified party shall have the right to defend such claim in such manner as it may deem appropriate at the reasonable cost and expense of the indemnifying party, and the indemnifying party will promptly reimburse the indemnified party therefore in accordance with this Section 12.4; provided that the indemnified party shall not be entitled to consent to the entry of any judgment or enter into any settlement of such claim without the prior written consent of the indemnifying party (not to be unreasonably withheld).

         12.5. Exclusive Remedies. If the Closing occurs, then the remedies provided in this Article XII shall constitute the sole and exclusive remedies with respect to all claims for breach of any representation or warranty, or covenant to be performed on or prior to the Closing Date, contained in this Agreement, except for fraud or other willful dishonesty. Notwithstanding the foregoing, the provisions of this Article XII shall not affect the rights of any party hereto against any third party (including a third party whose claim against a party hereto is the basis of a claim for indemnification) and shall not inure to the benefit of any third party.

                              XIII. MISCELLANEOUS.

         13.1. Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) and the Confidentiality Agreement referred to in Section 8.3 constitute the entire understanding of the parties with respect to the subject matter hereof and, except as provided in Section 8.3, supersedes all other prior or contemporaneous oral or written statements by any party with respect thereto.

         13.2. Waiver of Bulk Transfer Requirements. Subject to Section 12.1, Buyer agrees to waive Sellers' compliance with Article 6 of the Uniform Commercial Code (Bulk Transfers), as in effect in any jurisdiction, or any other applicable bulk sales law.

         13.3. Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors of the parties hereto; provided, however, that this Agreement may not be assigned by Buyer without the prior written consent of Sellers, which consent shall not be unreasonably withheld in the case of an assignment to an entity that is controlled by Buyer.

         13.4. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

         13.5. Headings. The headings of the sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Agreement or to affect the construction hereof.

         13.6. Modification and Waiver. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits of such waived terms or provisions. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar). No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

         13.7. No Third-Party Beneficiary Rights. This Agreement is not intended to and shall not be construed to give any person or entity other than the parties signatory hereto any interest or rights (including, without limitation, any third party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

         13.8. Sales and Transfer Taxes. Sellers, on the one hand, and Buyer, on the other, shall each be responsible for and pay one-half (1/2) of all applicable sales, transfer, documentary, or use taxes and recording and filing fees ("Transfer Taxes") that may become due or payable as a result of the sale, conveyance, assignment, transfer or delivery of any of the Transferred Assets or the transactions contemplated hereby whether levied on Buyer, Sellers or any Affiliate of Sellers. At the Closing, Sellers shall execute and deliver to Buyer any certificates or other documents as Buyer may reasonably request to claim available exemptions from the payment of Transfer Taxes under applicable law.

         13.9. Expenses. Except as expressly provided otherwise herein, each of Sellers and Buyer shall pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated hereby, including, without limiting the generality of the foregoing, fees and expenses of its own financial consultants, accountants and counsel.

         13.10.   Waiver  of  Conditions.    The  conditions  to  each   party's
obligations hereunder are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

         13.11. Notices. Any notice, request, instruction or other document to be given hereunder by either party hereto to the other party shall be in writing and shall be sent by telefax (with confirmation received of the recipient's number) to the number stated below or shall be delivered personally or sent by registered or certified mail (postage prepaid and return receipt requested) to the address stated below.

         If to either Seller, to:

         Southwestern Energy Company
         1083 Sain Street
         Fayetteville, AR 72703
         Attention:        Greg D. Kerley
                           Senior Vice President and
                           Chief Financial Officer
         Telephone:        (501) 521-1141
         Telefax:          (501) 521-1147

         With a copy to:

         Cahill Gordon & Reindel
         80 Pine Street
         New York, New York 10005
         Attention:        Gary W. Wolf, Esq.
         Telephone:        (212) 701-3000
         Telefax:          (212) 269-5420


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

         If to Buyer, to:

         Atmos Energy Corporation
         1800 Three Lincoln Center
         5430 LBJ Freeway
         Dallas, Texas 75240
         Attention:        John P. Reddy
         Telephone:        (972) 934-9227
         Telefax:          (972) 855-3080

         With a copy to:

         Gibson, Dunn & Crutcher LLP
         1717 Main Street, Suite 5400
         Dallas, Texas 75201-7390
         Attention:        Irwin F. Sentilles, III, Esq.
         Telephone:        (214) 698-3100
         Telefax:          (214) 698-3400

or at such other telefax number or address for a party as shall be specified by like notice. Any notice which is delivered personally in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party. Any notice which is sent by telefax or addressed and mailed in the manner herein provided shall be conclusively presumed to have been duly given to the party to which it is addressed on the date indicated on the telefax confirmation or the postal receipt.

         13.12. Knowledge of Sellers. For purposes of this Agreement, "knowledge of Sellers" or any similar term shall mean the actual knowledge of an executive officer of Parent or of Charles V. Stevens, Senior Vice President of AWG, after reasonable inquiry.

         13.13. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Arkansas applicable to agreements made and to be performed wholly within such jurisdiction without regard to the conflicts of laws provisions thereof. Each of the parties agrees to (i) the irrevocable designation of the Secretary of State of the State of Arkansas as its agent upon whom process against it may be served and (ii) personal jurisdiction in any action brought in any court, Federal or State, within the State of Arkansas having subject matter jurisdiction over matters arising under this Agreement. Any suit, action or proceeding arising out of or relating to this Agreement shall only be instituted in a Federal or State court located in the State of Arkansas. Each party waives any objection which it may have now or hereafter to the laying of the venue of such suit, action or proceeding, and irrevocably submits to the jurisdiction of any such court in any such suit, action or proceeding.

         13.14. Waiver of Jury Trial. Each of Sellers and Buyer hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Sellers or Buyer in the negotiations, administration, performance and enforcement thereof.

         13.15. Announcements. No party hereto shall make any public statements, including, without limitation, any press release, with respect to this Agreement and the transactions contemplated hereby without the prior written consent of the other parties, other than as may be required by law, which consent shall not be unreasonably withheld.

         13.16. Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any court having jurisdiction, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf as of the date first above written.

                                    SELLERS:

                                    SOUTHWESTERN ENERGY COMPANY


                                    By:  /s/GREG D. KERLEY
                                       -----------------------------------
                                           Greg D. Kerley
                                           Senior Vice President

                                    ARKANSAS WESTERN GAS COMPANY


                                    By:  /s/GREG D. KERLEY
                                       -----------------------------------
                                           Greg D. Kerley
                                           Senior Vice President


                                    BUYER:

                                    ATMOS ENERGY CORPORATION


                                    By:  /s/LARRY J. DAGLEY
                                       -----------------------------------
                                           Larry J. Dagley
                                           Executive Vice President and
                                           Chief Financial Officer









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